EXHIBIT 99.2

CORPORATE PARTICIPANTS
 Steve Teng Sport Chalet, Inc. - Financial Analyst
 Howard Kaminsky Sport Chalet, Inc. - EVP, Finance, CFO and Secretary
 Craig Levra Sport Chalet, Inc. - Chairman, CEO and President

CONFERENCE CALL PARTICIPANTS
Sean McGowan Needham & Company - Analyst
 Harold Citron Credit Intel - Analyst
 Ed Wedbush Wedbush - Founder

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Sport Chalet second quarter fiscal 2013 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. As a reminder, ladies and gentlemen, this conference is being recorded today, November 7, 2012, and may not be reproduced in whole or in part without permission from the Company.

I would like to introduce a Steve Teng from Sport Chalet. Please go ahead, sir.

Steve Teng - Sport Chalet, Inc. - Financial Analyst

Thanks, operator. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of our press release, please call area code 818-949-5300 and we can have a copy sent to you.

Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements including but not limited to the effectiveness of the Company's strategies to return to profitability and the likelihood of opening a new store in fiscal 2014 involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company's sales; limitations on borrowing under the Company's bank credit facility; the Company's ability to control operating expenses and costs; the competitive environment of the sporting goods industry in general and in the Company's specific market areas; inflation; the challenge of maintaining a competitive position; changes in cost of goods and services; the weather and economic conditions in general and in specific market areas.

These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Howard Kaminsky, Chief Financial Officer of Sport Chalet. Howard, please go ahead.

 Howard Kaminsky - Sport Chalet, Inc. - CFO

Thanks, Steve, good afternoon, everyone, and thank you for joining us today. On the call with me today is Craig Levra, our Chairman and Chief Executive Officer. Following my review of our financial results for the second quarter and 26 weeks ended September 30, 2012, Craig will provide further commentary. After our formal comments, we will both be available for any questions you might have.

For the second quarter, sales increased $3.5 million or 3.9% to $91.5 million. The increase in sales was primarily due to a 5.5% increase in comp store sales, an improvement on top of the 3.1% increase in the same period last year. Additionally, Online and Team Sales divisions continue to grow with increases of 15.6% and 23.7%, respectively. These increases were partially offset by one store closure which accounted for $1.5 million in the prior year.

Gross profit for the quarter as a percent of sales decreased to 27.6% from 29.2% for the second quarter of the prior year. Half of the 1.6% decrease as a percent of sales is due to a promotional campaign in August, while the remainder of the decrease is from costs related to ongoing customer satisfaction initiatives as well as changes in merchandise costs and the mix -- and the product mix.

Expenses for Q2 as a percent of sales decreased to 24% from 25.4%, primarily due to $400,000 in savings from labor-related expenses such as continued savings from our move to self-insurance of health coverage, which we anniversaried this quarter, and a reduction in stock option expense. Depreciation also decreased $300,000 from the low level of capital expenditures in recent years.

Net income for the quarter increased to $800,000 or $0.05 per diluted share compared to net income of $600,000 or $0.04 per diluted share for the same quarter last year.

For the 26 weeks ended September 30, sales increased $4.5 million or 2.6% to $175.3 million. The increase in sales is primarily due to a 4.1% increase in comp store sales, an improvement on top of the 2.7% increase in the same period last year. Additionally, Online and Team Sales divisions increased 11.1% and 18.8%, respectively. These sales increases were partially offset by one store closure which contributed $3.2 million in the prior year.

Gross profit for the 26 weeks ended September 30 decreased to 27.7% of sales from 29% for the same period of the prior year. The 1.3% decrease as a percent of sales is primarily due to 0.5% from our August promotional campaign as well as costs related to ongoing customer satisfaction initiatives and changes in merchandise costs and in the product mix.

Expenses for the 26 weeks as a percent of sales decreased to 24.3% from 25.7%, primarily due to $1.4 million in savings from labor-related expenses. Depreciation decreased $800,000 as a result of a low level of capital expenditures in recent fiscal years.

Net income for the 26 weeks ended December 30, 2012 increased to $900,000 or $0.06 per diluted share compared to a net loss of $200,000 or a loss of $0.02 per diluted share for the same period last year.

Our inventory increased $7.7 million or 12.5% on an average store basis, primarily due to additional investments in merchandise categories that have exhibited the greatest sales growth potential as well as the carryover of winter-related merchandise. Winter carryover has been previously discussed, and you will recall that the carryover has been integrated into our inventory purchases for the current fiscal year and will result in higher-than-normal inventory levels through at least the next quarter. We do expect to continue to fund areas of growth potential at least through the end of the fiscal year.

While inventory increased $7.7 million, due to improved vendor terms the balance on our bank line net of cash on hand increased only $2.1 million from the end of Q2 last year. We believe the changes we have made to improve our business over the past few years, assuming better winter weather, have us well-positioned for a return to profitability.

Forecasted capital expenditures for fiscal 2013 are expected to be approximately $5.5 million, primarily from new rental equipment, information systems and one new store. Approximately $1.5 million for the new store will be reimbursed by the landlord upon opening in early fiscal 2014.

Now I'll turn the call over to Craig for his comments on our second-quarter performance.

Craig Levra - Sport Chalet, Inc. - CEO

Think you, Howard, and good afternoon, everyone. We are pleased with our second-quarter results as we continue to grow top-line sales and increased profitability with sequential and year-over-year improvements in both. The momentum we experienced during the first quarter continued into our second quarter and we believe we are well positioned to have a profitable fiscal 2013. This quarter was our best second quarter in the past five fiscal years as we improved our net income to $800,000, which is a 26.9% improvement in the second quarter last year.

Our Team Sales division has worked tirelessly to fully integrate SAP while growing that business 23.7% during the second quarter, improving from the 12.5% increase we gained in the first quarter of the fiscal year. We're working through fine-tuning SAP and the major system upgrade and we look forward to continued positive benefits that will improve control on gross margin inventory and billing accuracy while providing a basis for solid growth.

Our Online sales also improved as we increased 15.6% in the second quarter, which is on top of the 18% increase in the same period last year. As we continue to prepare for launching an extended product offering online for the holidays, we have reinforced our position of having the most complete technical and performance merchandise possible. Our online shopping experience has been enhanced by improved product recommendation capabilities, the best winter merchandise assortment ever available and new geo-targeting campaigns. Additionally, our social media efforts have been gaining traction with the I'd Rather Be Blogged, which we have now launched.

Our Action Pass membership base continues to grow and, therefore, improved sales. We added over 80,000 new members during the second quarter to bring our total membership to over 1.9 million members, which is an increase of 19% over the prior year. The information we capture about our customers via our Action Pass program combined with software enhancements allows us to continually develop merchandise assortments, category adjacencies and, most importantly, further refined our marketing campaigns.

Planning for our next new store at FIGat7th in downtown Los Angeles continues as part of our next-generation Sport Chalet store rollout. That store is scheduled to open in May of 2013. Through our partnership with Gensler, or focus on this 27,000 square feet store will be to enhance our brand and what it stands for and, therefore, bring the concept of our experts to the forefront and, at the same time, create an entirely new look and feel by greatly improving on the presentation of our technical merchandise and specialty services. We are a premium specialty retailer. Our new store will reflect our brand as well as our position in the market.

In our quest to offer first-to-market performance technology and lifestyle merchandise, we continue to focus on adding exciting new brands only found at specialty shops or independent retailers. 13 new brands this fall alone have been added with more on the way for spring.

Additionally, we continue to develop our specialty services. One example, to make sure we can effectively analyze our customers' running and walking strides and therefore custom fit them -- custom fit our athletes in the right shoes, we have installed 16 running concept shops and we are adding six more this year. The ability to custom fit footwear based on each athlete is a tremendous asset and the results of our running shops have been very encouraging.

During our second quarter, we completed two minor remodels in Point Loma and Oxnard, California. These remodels incorporated some of our preliminary new design concepts of enhanced displays and merchandise presentation as part of our next generation initiative to reinforce the Sport Chalet brand and our market position. Now, despite the progress we've made, there is much room for improvement as we look ahead to the all-important holiday season. We're working to overcome the negative trends and effects of gross profit experienced during the first half of the year by focusing on logistics initiatives, including increased vendor cooperation with respect to merchandise shipping and handling for all of our vendors, which will lead to greater inventory and logistics efficiencies. We believe working with our vendors will allow us to take significant cost out of the system and, more importantly, speed delivery of fresh new product from our vendors into our distribution center in Ontario, California, and then on to our stores and our online and team customers so we may continue to execute our first to market strategy.

We're also constantly evaluating our real estate portfolio. We want to make sure every single store is contributing to our efforts to return to consistent profitability and we will take all the appropriate steps to ensure each one of our store locations meets our performance criteria.

Our commitment to training and the development of our staff of experts continues in quarter two with three important training events. These training universities provide our experts with the opportunity to learn directly from our merchandise vendors while reviewing the most updated technical information on their merchandise to see gear demonstrations and to participate in hands-on learning experiences. Fitness University was a two-day event and over 20 vendors participated along with 180 Sport Chalet experts.

Footwear University was hosted by our top 10 footwear vendors, and that focus really was revolved around the running gait analysis, as well as selling techniques.

Finally, Life Fitness University was an all-new training program to support our launch of world class life fitness equipment. That equipment, for those of you not familiar with it, is used by athletes in the NFL, NBA and NCAA in their training facilities across the globe.

In conclusion, our recent results reflect the steps we have taken over the past few years to strengthen our financial position and we are very optimistic as we head into our holiday season. I'm obviously proud of our entire Sport Chalet team who are working aggressively to achieve our best second-quarter results in the last five years.

That concludes my comments on our second-quarter performance. We will now open the call up in the event any of you have any questions. Operator?

 QUESTION AND ANSWER

Operator

 (Operator instructions) Sean McGowan, Needham & Company.

 Sean McGowan - Needham & Company - Analyst

 A couple of questions regarding the customer satisfaction initiatives. Could you again remind us what the key ones that you have underway now are, and how much further do you expect them to affect your gross margin?

Craig Levra - Sport Chalet, Inc. - CEO

Well, we have a preliminary launch of those initiatives in the fall last year, so we probably have one more quarter to really have some type of a negative impact. And to just be very specific on those -- some of the key initiatives, we, as we work to position ourselves as a premium brand and spend incremental dollars on training our experts on the selling floor, we believe we are as well equipped as anybody in the industry today to custom-fit and to custom-tailor our product offerings to individual athletes that come into the stores. That, combined with the outstanding job our merchandising team has been doing on buying the best quality product you could possibly get from the world's best brands, really puts us in a position to guarantee everything we sell. And that includes the services that we provide.

So whether its scuba lessons or running footwear or bicycle, whatever the case may be, we back up what we sell. We have a satisfaction guaranteed policy. That is how Norbert ran the business for many years. We brought that policy back into place and it has worked extremely well for us. Very often when a customer comes in unhappy with a product he or she may have purchased, we are able to resolve the problem on the spot.

But, irrespective of that, that's how we do business. And quite frankly, I think any business today that operates on an athlete or a customer being unhappy with a purchase and doesn't do something about it is a business that isn't going to be here very long.

Sean McGowan - Needham & Company - Analyst

So it sounds more like these are not temporary initiatives that -- you are going to lap it so you won't have the year-on-year change, but it sounds --

Craig Levra - Sport Chalet, Inc. - CEO

That's correct.

Sean McGowan - Needham & Company - Analyst

-- it's more like this is a kind of permanent -- barring any other changes, kind of a permanent level of where gross margins would be. Is that right?

Craig Levra - Sport Chalet, Inc. - CEO

No question about it.

Sean McGowan - Needham & Company - Analyst

Okay. What are some of the product mix shifts that are also affecting margins? Could you give us some color on that?

Craig Levra - Sport Chalet, Inc. - CEO

Part of what we did was some of the product we brought in doesn't operate at quite as high gross margins as in past years. We also -- to be fair, one of the things that impacted our gross margin was we did some extra stimulus with our Action Pass members in late summer, where we sent out some additional reward certificate to our best Action Pass members to encourage them to come back and shop with us. That has a direct impact on both comp sales as well as gross margin. So those two factors combined helped push gross margin down a little bit.

Sean McGowan - Needham & Company - Analyst

Okay.

 Craig Levra - Sport Chalet, Inc. - CEO

On top of that, with Team Sales, any time you integrate a brand-new system like we have with SAP, it is a massive undertaking. We've got a very small team. They literally work 24 hours a day for weeks on end to install it. We're fine-tuning the system now. We think that gives us great gross margin upside as we improve our gross margin on the Team Sales side. But as we focus on a consistent return to profitability, all these metrics have to work.

But, first and foremost for us, it's all about the athletes and the customers that we serve. We have got to take care of them first, and then it's our job as management to take cost out of the system in other areas we outlined in our call.

Sean McGowan - Needham & Company - Analyst

Okay. Last question, then -- any comments on so far in the December quarter, either how business is going or whether the weather is more normal than it was a year ago?

Craig Levra - Sport Chalet, Inc. - CEO

Well, if you read Bloomberg Business Week last week and saw the cover, it was like -- I think the cover said all. “It's Global Warming, Stupid”, was on the cover last week. I'm not sure there's a way to define normal weather in the traditional sense anymore. Good news for Sport Chalet is we are well-positioned if it snows and it's cold, and we are well-positioned if it doesn't snow and it's not cold. We have had so many initiatives to grow all of these other non-winter businesses, and our team has really done an extraordinary job integrating some carryover product that we had as a result of last year's historically poor winter into integrating some mix of new technical product we brought in. And, when you visit any store, whether it's a high-volume store or a lesser volume store, today the assortment and the presentation is just outstanding and we are very confident. We're positioned to take advantage of the weather in either direction. Clearly, more snow for us is better. It goes without saying. But we have a high degree of confidence that we are ready to go.

Sean McGowan - Needham & Company - Analyst

Alright, thank you.

Operator

(Operator instructions) [Harold Citron], Credit Intel.

Harold Citron - Credit Intel - Analyst

With the new SAP fine tuning, about how much gross margin benefit are you looking to get from that once the system is up and running? Is this just a tweaking here, or are we looking at a serious margin expansion?

Craig Levra - Sport Chalet, Inc. - CEO

Well, understand -- we installed SAP at retail back in March of 2008, right? This is SAP at Team Sales, which is a growing business for us, but clearly not nearly as big as our retail division.

Harold Citron - Credit Intel - Analyst

Okay, so we're talking tweaking, then? Okay.

Craig Levra - Sport Chalet, Inc. - CEO

We're talking tweaking, but on the reverse side, let's talk about SAP at retail. So one of the things that has really helped us refine our business is the software that our planning and merchandising teams take advantage of from the business intelligence side of things in terms of understanding gross margins, understanding aging product. Right now today, we have 17% less clearance product today than we had one year ago. So our teams continue to do a fabulous job in liquidating poor-selling product or aged product, the winter obviously notwithstanding in terms of -- you can't mark the ski down to any number in July; it's not going to sell if there's no snow on the ground. But they've done a first-class job. So part of our issue is continuing to manage your inventory correctly, which we've done a great job of, managing our older product record, again, first-class job of. So we well-positioned for improvements in gross margin throughout the rest of the year.

Harold Citron - Credit Intel - Analyst

That leads me to my second question, then. Are you able to give a number as to what level of inventory is current versus aging at this point in any way, shape or form?

Craig Levra - Sport Chalet, Inc. - CEO

Well, we continue to operate with historically low aged inventory positions. Typically in hard goods, we are running mid-single digits, low-single digits; in footwear, high-single digits; in apparel, very, very low-double digits. Again, you can visit many of our stores and look at the amount of red tagged product in our store. It's very small. It's an extremely small number. That speaks volumes to the job our teams have done and really focused in on controlling inventory, number one; and number two, rightsizing the inventory and inventory categories by additional location, leveraging that customer data that we talked about earlier through Action Pass.

Harold Citron - Credit Intel - Analyst

I just want to make sure I have the numbers right. It's apparel low-double digits, footwear was high-single digits, and hard goods was?

Craig Levra - Sport Chalet, Inc. - CEO

Depending on the category, low- to mid-single digits.

Harold Citron - Credit Intel - Analyst

Got you, low to mid, okay.

In terms of the winter inventory from last year, how much of that is still left over from 2011, and did that cause major adjustment your buying for this year?

Craig Levra - Sport Chalet, Inc. - CEO

No, we had a significant carryover. Lake Tahoe had the worst weather since the 1880s and Mammoth has a poor winter, and obviously, locally, it was a complete wipeout.

So what our teams did was go back and reassess our product. There's basic product that sales each year, irregardless. So, whether it's basic gloves, base layer, hand warmers, tire chains, helmets, goggles, things like that, that year-over-year carryover isn't a big deal. If it's fashion product, they reallocate it to fashion product and that's snowboards, skis and apparel and boots, bindings into exactly the right doors have the greatest chance of selling through that product, albeit at a lower retail price, and then further brought in new product for this year. We have initiative this year called return to ski. We've actually bought ski hard goods back into select stores that we had dropped it from in prior years based on a change in demographic in the West Coast, particularly in California.

So we look like we have more inventory than last year. We actually have less and we adjusted our purchasing fairly dramatically to take advantage of that. So take all these new initiatives into place, keep our focus on first to market. It's there, but our levels are in great shape.

Harold Citron - Credit Intel - Analyst

Last question on the Action Pass stimulus -- is that something that's going to be continued going forward in the same form or a variation of the theme in Q3 and Q4?

Craig Levra - Sport Chalet, Inc. - CEO

Well, it's there if we need it. We don't spend a lot of money on marketing. Our team is so focused on using the data and using individual store behavior and using individual customer behavior to really customize and fine-tune our message to reinforce our premium position as a brand with great product (technical difficulty) experts to custom-fit our athletes that we don't have to spend what others spend to be effective at what we do. So we've got multiple levers we can pull any given time to move the needle. You will see some exciting communications over -- here over the next few weeks as we come into the holiday, and as you watch what happens I think you will be pretty thrilled. I know we are internally about where all this is going.

Harold Citron - Credit Intel - Analyst

Sounds good, okay, good luck, thank you.

Operator

Sean McGowan, Needham & Company.

Sean McGowan - Needham & Company - Analyst

I was wondering if you would be able to share with us what the -- you gave the breakdown on the individual of Internet and Team. If you put them together, what would increase be? I'm just trying to get a size. I'm sure you're not going to give us the dollar amounts; I'm just trying to get some sense of which one moves the needle more.

Howard Kaminsky - Sport Chalet, Inc. - CFO

I can tell you that Team is larger than our online business. Beyond that, I don't have any number two calculated for you.

Sean McGowan - Needham & Company - Analyst

Okay.

Craig Levra - Sport Chalet, Inc. - CEO

I think, Sean, what we can tell you is this, is that our conversion rate for our online visitors is triple away from our individual store training areas, triple the rate than within our training areas, our individual store training areas. So, clearly, our athletes that stop with Sport Chalet do a tremendous amount of research online including real-time inventory lookup to make sure their local Sport Chalet has the product in stock that they are looking for prior to coming in and buying. So it's an unbelievable tool for us.

Sean McGowan - Needham & Company - Analyst

Alright, thank you.

Operator

It looks like there are no more questions.

Steve Teng - Sport Chalet, Inc. – Financial Analyst

Our next question comes from Ed Wedbush of Wedbush.

Ed Wedbush - Wedbush - Founder

Okay, this is Ed Wedbush. Craig, you mentioned before the size of the Los Angeles new store, and I'm not sure I heard the number correctly. Could you repeat that number, please?

Craig Levra - Sport Chalet, Inc. - CEO

Yes, 27,300 square feet.

Ed Wedbush - Wedbush - Founder

How does that compare approximately with your average of your other stores?

Craig Levra - Sport Chalet, Inc. - CEO

Our typical store size, Ed, is 42,000 square feet, single level. This store is smaller, and we are excited about that smaller footprint because it's going to teach us how to do business in a tighter space. Gensler has been a tremendous partner to us in creating an entirely new look and feel next-generation Sport Chalet store that really speaks to our brand.

So it's going to be a little bit of a challenge. Not every category fits. Obviously, it's about a 40% square footage reduction. So we'll have to be more seasonally flexible on getting in and getting out of products. But the good news for us is, over the past few years we have taken micro-merchandising to a whole new level and making sure the assortment in each store is correct, that each store stands on its own in terms of the products that it offers.

We have stores that don't have fishing because there's not a fishing business. We have stores that don't have snow skis that I mentioned earlier, even though we started as a snow ski company, because there wasn't a business there. Then, we have stores that have greatly expanded footwear departments, greatly expanded mountain shop departments, greatly expanded bicycle departments based on the demographics.

So we've done a tremendous amount of homework on this new store. The customer base that lives here in downtown as well as the customer base that we expect to attract five days a week workers. So the mix is already set and tailored to who we believe our customers and athletes will be. Now, like any other new store, we'll get a couple of surprises. And one day, one week, one month into it, if we see trends going somewhere different than what we expected, we can adjust very quickly, as we do in all of our stores. So it's an exciting opportunity for us.

Ed Wedbush - Wedbush - Founder

Well, I'm excited about the location of this store. I pass by it at 5 AM in the morning every morning, and I noticed recently that the place in entirely lit up. I was hoping that your store would be open in a month or two, but you earlier said it would perhaps be this spring, or your bulletin said May of 2013. Can that be accelerated?

Craig Levra - Sport Chalet, Inc. - CEO

Well, it's probably impossible to accelerate it. Suffice it to say that we are putting up a ton of manpower, resources, thought against it, and I think it's going to be well worth the wait. The good news, as you may know, is Target opened this past month, City Target. And I think -- I don't want to speak for them, but every time I visit our site and do some site work, I always go into the Target store, and they seem to be extremely busy all the time. So I think they would say they're probably pretty happy with their decision to come to downtown Los Angeles.

Ed Wedbush - Wedbush - Founder

One other item -- before we discuss technical brands, and you were going to further define that for clarity.

Craig Levra - Sport Chalet, Inc. - CEO

Yes, absolutely. So when we talk about technical brands, it's really those products that are only available at specialty shops or independent retailers, not typically available at mass retail merchants. And some of the additions this year -- Masi road bikes, for example -- an Italian brand, makes some of the world's best road bikes, a new addition for Sport Chalet.

Reebok CrossFit -- Reebok wants a new CrossFit initiative this year, and their original launch was to 100 stores across the United States -- not 100 chains, 100 storefronts. And Sport Chalet was able to secure 15 of the 100 stores as well as online to launch. Lib Tech and snowboarding -- Lib Tech is a premier, premium, core snowboard brand that will be available in select stores and online coming into holiday. Atomic Aquatics, based in Orange County, considered one of the world's leading scuba life support manufacturers. Tahoe Sports, Ltd., a great SUP brand that's on board with us. KREW from the -- it's spelled K-R-E-W -- is a great skate apparel brand that we've just added.

So for us, it's about delighting our athletes and our customers when they walk in and it's providing product that gives our athletes a real advantage in their performance. We've got goggles, I believe, from Smith. Is that right, Howard?

Howard Kaminsky - Sport Chalet, Inc. - CFO

Yes.

Craig Levra - Sport Chalet, Inc. - CEO

Where there's a heads-up display inside the goggles that you can watch on a GPS ring your speed and your elevation decline and the angle at which you're snowboarding or skiing, and it's all on a heads-up display like you're flying an F-16 fighter jet. That's the level of product that we offer our members, and so we talk about technical and performance product, that's what we are referring to and our team has done a fantastic job.

Ed Wedbush - Wedbush - Founder

Okay, thank you.

Operator

 It looks like there are no more questions. I would like to turn the call back over to management.

Craig Levra - Sport Chalet, Inc. - CEO

We would just like to thank all of you again for joining us today. If you have any follow-up questions, feel free to contact Howard or me. Thanks very much and have a great afternoon.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a wonderful day.